UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 7, 2014

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road

Chelmsford, MA 01824

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 250-2900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events

On July 7, 2014, the Board of Directors (the “Board”) of Sycamore Networks, Inc. (the “Company”) approved a liquidating distribution of $0.24 per share of common stock, par value $0.001 per share (the “Common Stock”), or approximately $6.9 million in the aggregate. The Board declared this distribution after the Delaware Court of Chancery granted the Company’s petition for a determination, inter alia, that approximately $6.2 million is sufficient to be retained by the Company for anticipated wind down costs and expenses and an additional $6.5 million is sufficient to be retained by the Company for contingent and unknown liabilities, including a potential betterment fee assessment associated with the Company’s undeveloped land located in Tyngsborough, Massachusetts and other possible charges and expenses. Any portion of these amounts that is not required to cover wind down costs, charges, expenses or liabilities may be distributed from time to time to Company stockholders in the discretion of the Board in accordance with its fiduciary duties. Stockholders of record as of July 18, 2014 will be entitled to receive $0.24 in cash for each share of Common Stock held. The distribution will be paid on July 29, 2014. In accordance with FINRA Rule 11140(b), we expect the ex-dividend date will be July 30, 2014, the first business day following the payment date for the cash distribution.

This liquidating distribution represents a partial distribution of the Company’s remaining funds. The Company filed a certificate of dissolution with the Secretary of State of the State of Delaware on March 7, 2013. During the remainder of the dissolution period, the Company will continue to pursue the liquidation to cash of its remaining non-cash assets, which primarily consist of approximately 102 acres of undeveloped land located in Tyngsborough, Massachusetts, certain equipment relating to the IQstream business and an investment in a private company in India, for possible distribution to its stockholders. There can be no assurance as to the amount of consideration the Company may be able to obtain for these assets or as to any time frame within which a potential sale or other disposition of these assets might occur. Subject to uncertainties inherent in the winding up of the Company’s business, the Company may make one or more additional liquidating distributions following the liquidation to cash of its non-cash assets and after payment of, or provision for, outstanding claims in accordance with Delaware law. However, the dissolution process and the payment of any distribution to stockholders involve substantial risks and uncertainties. Accordingly, it is not possible to predict the timing or aggregate amount which will ultimately be distributed to stockholders, and no assurance can be given that the distributions will equal or exceed our estimate of net assets presented in the Company’s Consolidated Statement of Net Assets included in its Quarterly Report on Form 10-Q for the quarterly period ended April 26, 2014. The Company expects to analyze the estimates of its liquidation expenses on an ongoing basis, and determine whether further distributions of assets to its stockholders are appropriate at such times. The Company cannot currently determine whether any further distributions of assets to its stockholders will occur or the timing of any such distributions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ David Guerrera
David Guerrera
President, General Counsel and Secretary (Duly Authorized Officer and Principal Executive Officer)

Dated: July 7, 2014